Exhibit 10.5

THIRD AMENDMENT TO

FLEETCOR TECHNOLOGIES, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

The FleetCor Technologies, Inc. Amended and Restated Stock Incentive Plan (“Plan”) is hereby amended as follows:

1.

Section 3(a) of the Plan is hereby amended and restated in its entirety as follows:

“a. Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”), that may be issued pursuant to the Plan is 7,085,260 shares. If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. If shares of Common Stock issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to, the Company at no more than cost, such shares of Common Stock shall again be available for the grant of Awards under the Plan; provided, however, that the cumulative number of such shares that may be so reissued under the Plan will not exceed 7,085,260 shares. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

All capitalized terms not otherwise defined herein shall have the meaning as set forth in the Plan.

To the extent anything in this Amendment is in conflict with the Plan, this Amendment shall control. Except as expressly set forth in this Amendment, the terms and conditions of the Plan shall continue in full force and effect.

This Amendment shall become effective as of the 21st day of June, 2006.

By:	/s/ Ronald F. Clarke
Name:	Ronald F. Clarke
Title:	Chief Executive Officer
Adopted by the Board of Directors on June 21, 2006 Adopted by the Stockholders on June 21, 2006